FORM OF FIRST AMENDMENT TO WARRANTS (URSA)

                                                                   EXHIBIT (d)-1


                           FIRST AMENDMENT TO WARRANTS
               ISSUED BY THE VERMONT TEDDY BEAR CO., INC. ("VTB")
                      TO URSA (VT) QRS 12-30, INC. ("URSA")


         WHEREAS, VTB issued to URSA that certain "Warrant to Purchase Common Stock of The Vermont Teddy Bear Co., Inc." dated as of July 10, 1997, pursuant to which URSA was granted the right to purchase 150,000 shares of Common Stock of VTB (the "150,000 Warrant);

         WHEREAS, VTB issued to URSA that certain "Warrant to Purchase Common Stock of The Vermont Teddy Bear Co., Inc." dated as of November 3, 1998, pursuant to which URSA was granted the right to purchase 42,500 shares of Common Stock of VTB (the "42,500 Warrant) (the 150,000 Warrant and the 42,500 Warrant may hereinafter be referred to collectively as the "Warrants");

         WHEREAS, URSA is in the process of refinancing certain indebtedness which is connected with the real estate being leased to the Company, and URSA has informed the Company that it is willing to pass along the interest savings realized by the refinancing by way of reduced payments under the lease agreement with the Company if the Company would be willing to agree to extend the maturity date of the warrants for a term extending to seven years from the date of amendment;

         WHEREAS, the offer by URSA to reduce the lease payments under the lease with the Company in exchange for amending the warrants to extend the exercise period to a date which is seven years from the date of amendment is deemed advisable and in the best interests of the Company;

         WHEREAS, VTB and URSA desire to amend the terms of the Warrants as set forth in this First Amendment;

         NOW, THEREFORE, it is agreed as follows:

         1. Amendment of 150,000 Warrant. The definition of "Exercise Period" set forth in Article I of the 150,000 Warrant shall be amended to read as follows:

                  "Exercise Period" means (subject to the provisions of Section 8.12 below) the period commencing on the Closing Date and ending on August ___, 2009."

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         2. Amendment of 42,500 Warrant. The definition of "Exercise Period" set forth in Article I of the 42,500 Warrant shall be amended to read as follows:

                  "Exercise Period" means (subject to the provisions of Section 8.12 below) the period commencing on the Closing Date and ending on August ___, 2009."

         3. No Other Amendments. Except as provided in paragraphs 1 and 2 above, there are no other amendments to the 150,000 Warrant and the 42,500 Warrant.

         4. Legends. To evidence the above-described amendments to the Warrants, promptly following the execution of this First Amendment by both parties, URSA shall deliver the Warrants to VTB, and VTB shall affix the following legend to each of the Warrants and promptly return the legended Warrants to URSA:

                  "NOTICE IS HEREBY GIVEN THAT THIS WARRANT IS SUBJECT TO THAT CERTAIN FIRST AMENDMENT TO WARRANTS DATED AUGUST ___, 2002, BETWEEN VTB AND URSA."

         IN WITNESS WHEREOF, VTB and URSA, by and through their duly authorized officers, have executed this First Amendment on the dates set forth below.

                                  THE VERMONT TEDDY BEAR CO., INC.


Dated: August ____, 2002          By:
                                     -------------------------------------
                                     Elisabeth B. Robert, President and
                                     Chief Executive Officer

                                  URSA (VT) QRS 12-30, INC.


Dated: August ____, 2002          By:
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